SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
 EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)
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STRATEGIC FUNDS, INC.
______________________________________________________________________
 (Name of Registrant as Specified in Charter)

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DREYFUS SELECT MANAGERS SMALL CAP GROWTH FUND
c/o The Dreyfus Corporation
 200 Park Avenue
New York, New York  10166
Dear Shareholder:
The enclosed document is for informational purposes only.  You are not being asked to vote or take action on any matter.  The enclosed document relates to changes involving a current sub-adviser for Dreyfus Select Managers Small Cap Growth Fund (the "Fund"), a series of Strategic Funds, Inc. (the "Company").  The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets.  The Fund's investment adviser is The Dreyfus Corporation ("Dreyfus").
On October 3, 2016, the investment team of Cupps Capital Management, LLC ("CCM"), a sub-adviser for the Fund, was acquired by Advisory Research, Inc. ("ARI") and CCM ceased providing investment advisory services.  Because of the acquisition, the assignment provision of the sub-investment advisory agreement (the "CCM Sub-Advisory Agreement") between Dreyfus and CCM, with respect to the Fund, was triggered and the agreement was automatically terminated.  To enable the investment team members at CCM that became employees of ARI to continue to provide sub-investment advisory services to the Fund, the Board of Directors of the Company approved a new sub-investment advisory agreement (the "ARI Sub-Advisory Agreement") between Dreyfus and ARI, with respect to the Fund, effective as of October 3, 2016.  The ARI Sub-Advisory Agreement is substantially similar in material respects to the CCM Sub-Advisory Agreement.  CCM has served as a sub-adviser for the Fund since the Fund's inception in June 2010.  It is anticipated that the acquisition of CCM's investment team by ARI, the termination of the CCM Sub-Advisory Agreement and the implementation of the ARI Sub-Advisory Agreement will not have any effect on the services provided to the Fund, and that ARI will manage its allocated portion of the Fund's investment portfolio under the ARI Sub-Advisory Agreement in the same manner that CCM did under the CCM Sub-Advisory Agreement.
Further information about ARI and the approval of the ARI Sub-Advisory Agreement is contained in the enclosed document, which you should review carefully.  If you have any questions or need additional information, please call 1-800-DREYFUS.
Sincerely,

Bradley J. Skapyak
President
Strategic Funds, Inc.

October 14, 2016

Dreyfus Select Managers Small Cap Growth Fund
 c/o The Dreyfus Corporation
200 Park Avenue
New York, New York  10166
INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Directors (the "Board") of Strategic Funds, Inc. (the "Company"), on behalf of Dreyfus Select Managers Small Cap Growth Fund (the "Fund"), a series of the Company, to inform shareholders of the Fund about changes involving Cupps Capital Management, LLC ("CCM"), a sub-adviser for the Fund since the Fund's inception in June 2010.
On October 3, 2016, the investment team of CCM was acquired by Advisory Research, Inc. ("ARI") and CCM ceased providing investment advisory services.  Because of the acquisition, the sub-investment advisory agreement (the "CCM Sub-Advisory Agreement") between The Dreyfus Corporation, the Fund's investment adviser ("Dreyfus"), and CCM, with respect to the Fund, was terminated.  To enable the investment team members at CCM that became employees of ARI to continue to provide sub-investment advisory services to the Fund, the Board approved a new sub-investment advisory agreement (the "ARI Sub-Advisory Agreement") between Dreyfus and ARI, with respect to the Fund.  The ARI Sub-Advisory Agreement was approved by the Board upon the recommendation of Dreyfus, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the "SEC") issued to the Company and Dreyfus (the "Exemptive Order").
This Information Statement is being mailed on or about October 14, 2016 to shareholders of record of the Fund as of October 7, 2016.  Please note that only one Information Statement may be delivered to two or more shareholders of the Fund who share an address, unless such shareholders have given instructions to the contrary.  To request a separate copy of the Information Statement, shareholders should contact the Fund at the address or phone number listed below for the Fund.
The principal executive office of the Fund is located at 200 Park Avenue, New York, New York 10166.  A copy of the Fund's most recent Annual Report is available upon request, without charge, by writing to the Company at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, visiting www.dreyfus.com or calling toll-free 1-800-DREYFUS.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY THIS INFORMATION STATEMENT AND THE FUND'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.DREYFUS.COM/PROXYINFO
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
INTRODUCTION
The Fund uses a "multi-manager" approach by selecting one or more sub-advisers to manage the Fund's assets.  Section 15(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment adviser or sub-adviser for the mutual fund.  The Company, on behalf of the Fund, and Dreyfus have obtained the Exemptive Order from the SEC, which permits the Fund and Dreyfus, subject to certain conditions and approval by the Board, to hire, terminate or replace sub-advisers that are unaffiliated with Dreyfus and to modify material terms and conditions of sub-investment advisory arrangements with such sub-advisers without shareholder approval.  Dreyfus has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination and replacement of the sub-advisers to the Board.  The Exemptive Order also relieves the Fund from disclosing the sub-investment advisory fees paid by Dreyfus to unaffiliated sub-advisers in documents filed with the SEC and provided to shareholders.
The Fund and Dreyfus have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that Fund shareholders be notified of the retention of a sub-adviser within 90 days of the effective date of the sub-adviser's retention.  This Information Statement provides such notice of the changes and presents details regarding ARI and the ARI Sub-Advisory Agreement.
INVESTMENT ADVISER
The investment adviser for the Fund is Dreyfus, which is located at 200 Park Avenue, New York, New York 10166.  Founded in 1947, Dreyfus manages approximately $236 billion in 161 mutual fund portfolios.  Dreyfus, a wholly-owned subsidiary of The Bank of New York Mellon ("BNY Mellon"), is the primary mutual fund business of BNY Mellon, a global financial services company focused on helping clients manage and service their financial assets, operating in 35 countries and serving more than 100 markets.  BNY Mellon is a leading investment management and investment services company, uniquely focused to help clients manage and move their financial assets in the rapidly changing global marketplace.  BNY Mellon has $29.1 trillion in assets under custody and administration and $1.6 trillion in assets under management.  BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation.  BNY Mellon Investment Management is one of the world's leading investment management organizations, and one of the top U.S. wealth managers, encompassing BNY Mellon's affiliated investment management firms, wealth management services and global distribution companies.  Additional information is available at www.bnymellon.com.
Dreyfus provides management services to the Fund pursuant to the management agreement (the "Management Agreement") between the Company, on behalf of the Fund, and Dreyfus, dated August 24, 1994, as amended May 15, 2006.  Pursuant to the Management Agreement, Dreyfus provides investment management of the Fund's portfolio in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.  In connection therewith, Dreyfus obtains and provides investment research and supervises the Fund's continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.  Dreyfus furnishes to the Fund such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing, as the Fund may reasonably request.  The Management Agreement permits Dreyfus to enter into sub-investment advisory agreements with one or more sub-advisers.  The Management Agreement is subject to annual approval by (i) the Board or (ii) vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance also is approved by a majority of the Directors who are not "interested persons" (as that term is defined in the 1940 Act) of the Fund or Dreyfus (the "Independent Directors"), by vote cast in person at a meeting called for the purpose of voting on such approval.  The Management Agreement is terminable without penalty, on 60 days' notice, by the Board or by vote of the holders of a majority of the Fund's outstanding voting securities, or, upon not less than 90 days' notice, by Dreyfus.  The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).  The Management Agreement provides that Dreyfus shall exercise its best judgment in rendering services to the Fund and that Dreyfus will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, except by reason of willful misfeasance, bad faith or gross negligence in the performance of Dreyfus' duties, or by reason of Dreyfus' reckless disregard of its obligations and duties, under the Management Agreement.  The Management Agreement was last approved by the Board, with respect to the Fund, at a meeting held on November 2-3, 2015, and by the Fund's initial shareholder on April 26, 2010.  A discussion regarding the basis for the Board approving the Management Agreement is available in the Fund's semi-annual report for the six-months ended November 30, 2015.
Dreyfus has overall supervisory responsibility for the general management and investment of the Fund's portfolio, and, subject to review and approval by the Board:  (i) sets the Fund's overall investment strategies; (ii) evaluates, selects and recommends sub-advisers to manage all or a portion of the Fund's assets; (iii) when appropriate, allocates and reallocates the Fund's assets among sub-advisers; (iv) monitors and evaluates the performance of the Fund's sub-advisers, including the sub-advisers' compliance with the investment objective, policies and restrictions of the Fund; and (v) implements procedures to ensure that the sub-advisers comply with the Fund's investment objective, policies and restrictions.
Dreyfus has engaged its affiliate, EACM Advisors LLC ("EACM"), as the Fund's portfolio allocation manager, to assist it in evaluating and recommending sub-advisers for the Fund.  EACM seeks sub-advisers for the Fund that complement each other's specific style of investing, consistent with the Fund's investment goal.  EACM recommends the portion of the Fund's assets to be managed by each sub-adviser, which may be adjusted by up to 20% of the Fund's assets without the approval of the Board.  EACM monitors and evaluates the performance of the sub-advisers for the Fund and will advise and recommend to Dreyfus and the Board any changes to the Fund's sub-advisers.  EACM, located at 200 Connecticut Avenue, Sixth Floor, Norwalk, Connecticut 06854-1940, is a registered investment adviser specializing in multi-manager investment programs for institutional and high net worth clients representing approximately $4.8 billion in assets.  EACM is a wholly-owned subsidiary of BNY Mellon.
The Fund has agreed to pay Dreyfus a management fee at an annual rate of 0.90% of the value of the Fund's average daily net assets.  Dreyfus has contractually agreed, until October 1, 2017 to waive receipt of its fees and/or assume the expenses of the Fund so that the direct expenses of Class A, C, I and Y shares of the Fund (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) do not exceed 1.05%, 1.05%, 1.05% and .98%, respectively.  For the Fund's fiscal years ended May 31, 2014, 2015 and 2016, $4,005,253, $4,755,856 and $5,205,568, respectively, was payable by the Fund to Dreyfus pursuant to the Management Agreement.
The following persons are officers and/or directors of Dreyfus:  Mark Santero, Chief Executive Officer and a director; J. Charles Cardona, President and a director; Diane P. Durnin, Vice Chairman and a director; Bradley J. Skapyak, Chief Operating Officer and a director; Peter Arcabascio, Vice President–Distribution; Charles Doumar, Vice President–Tax; Kathleen Geis, Vice President; Jill Gill, Vice President–Human Resources; Tracy A. Hopkins, Vice President–Cash Strategies; Anthony Mayo, Vice President–Information Systems; Claudine Orloski, Vice President–Tax; Alban Miranda, Chief Financial Officer; Joseph W. Connolly, Chief Compliance Officer; Bennett A. MacDougall, Chief Legal Officer; Christopher O'Connor, Chief Administrative Officer; and James Bitetto, Secretary.  Messrs. Skapyak, Connolly, MacDougall and Bitetto also serve as officers of the Company.  Mr. Skapyak serves as President, Mr. Connolly serves as Chief Compliance Officer, Mr. MacDougall serves as Chief Legal Officer and Mr. Bitetto serves as Vice President and Assistant Secretary of the Company.  No other officers or directors of Dreyfus serve as officers or Directors of the Company.  The address of each officer and/or director of Dreyfus is 200 Park Avenue, New York, New York 10166.
CHANGES INVOLVING A CURRENT SUB-ADVISER
Overview
CCM has served as a sub-adviser for the Fund, managing an allocated portion of the Fund's investment portfolio, since the Fund's inception in June 2010.  The Board, including a majority of the Independent Directors, considered and re-approved the CCM Sub-Advisory Agreement at the Board meeting held on November 2-3, 2015.  In July 2016, CCM notified Dreyfus that its investment team would be acquired by ARI (the "Transaction") and that CCM would cease providing investment advisory services upon consummation of the Transaction.  At an in-person Board meeting held on September 8, 2016 (the "September Meeting"), the Board discussed the then-pending Transaction.  At the September Meeting, Dreyfus reported that the Transaction was expected to close on or about October 3, 2016.
At the September Meeting, the Board considered that the Transaction would result in the assignment and automatic termination of the CCM Sub-Advisory Agreement pursuant to the terms of said Agreement and provisions of the 1940 Act.  In order for the investment team members at CCM to provide uninterrupted sub-investment advisory services to the Fund as employees of ARI after consummation of the Transaction, the Board, including a majority of the Independent Directors, approved (i) ARI as a sub-adviser for the Fund and (ii) the ARI Sub-Advisory Agreement, effective upon the termination of the CCM Sub-Advisory Agreement.  The ARI Sub-Advisory Agreement is substantially similar in material respects to the CCM Sub-Advisory Agreement.  The fee payable to ARI by Dreyfus under the ARI Sub-Advisory Agreement is the same as the fee that was payable by Dreyfus to CCM under the CCM Sub-Advisory Agreement, and the scope of services that ARI is required to provide in managing its allocated portion of the Fund's portfolio pursuant to the ARI Sub-Advisory Agreement is the same as the scope of services formerly provided by CCM in managing its allocated portion of the Fund's portfolio pursuant to the CCM Sub-Advisory Agreement.
ARI
ARI, located at Two Prudential Plaza, 180 N. Stetson Avenue, Suite 5500, Chicago, Illinois 60601, is a Delaware corporation founded in 1974.  As of August 31, 2016, ARI had approximately $8.2 billion in assets under management.  ARI is a wholly-owned subsidiary of Piper Jaffray Companies.
The CCM investment team that managed its allocated portion of the Fund's assets as employees of CCM now manages those assets as the ARI Growth Team in the same manner as the members of the team did as employees of CCM.  The ARI Growth Team's investment philosophy maintains that earnings growth is the primary variable driving intermediate and long term stock performance and the ARI Growth Team therefore focuses on companies the team believes are poised to experience high or improving rates of earnings growth.  The ARI Growth Team uses a proprietary investment framework to evaluate the attractiveness of stocks.  The ARI Growth Team's investment approach begins with fundamental analysis to determine valuation and then considers four additional perspectives that include both fundamental and technical disciplines, to generate an overall opinion of a stock's attractiveness.  Sell decisions, like buy decisions, take into account these same perspectives.  If a company's financial results fall significantly off its projected growth path, either in terms of product sales or market development, or if the company loses significant competitive advantage, or if the stock demonstrates poor technical behavior, positions will most likely be reduced or eliminated entirely.  As of October 3, 2016, approximately 12.76% of the Fund's assets were allocated to ARI.
Andrew S. Cupps, Chief Investment Officer of the ARI Growth Team, is primarily responsible for the day-to-day management of the portion of the Fund's portfolio that is managed by ARI, and has managed the portion of the Fund's portfolio that is currently managed by ARI since the Fund's inception in June 2010.  Until October 3, 2016, when Mr. Cupps and his team joined ARI, Mr. Cupps managed the Fund's assets as a member of CCM.
ARI currently does not serve as the adviser or sub-adviser to any registered investment companies that have similar investment objectives and similar investment policies as the Fund.
ARI is not affiliated with Dreyfus, and ARI discharges its responsibilities subject to the oversight and supervision of Dreyfus.  Under the ARI Sub-Advisory Agreement, Dreyfus, and not the Fund, compensates ARI out of the fee Dreyfus receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to Dreyfus as a consequence of the retention of ARI as a sub-adviser for the Fund or the implementation of the ARI Sub-Advisory Agreement.  The fees paid by Dreyfus to ARI depend upon the fee rates negotiated by Dreyfus and on the percentage of the Fund's assets allocated ARI.  In accordance with procedures adopted by the Board, ARI may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.
ARI Sub-Advisory Agreement
The ARI Sub-Advisory Agreement was approved by the Board at the September Meeting, which was called for the purpose of approving the ARI Sub-Advisory Agreement.  The ARI Sub-Advisory Agreement will continue until November 30, 2016, and thereafter is subject to annual approval by the Board, including a majority of the Independent Directors.
The ARI Sub-Advisory Agreement is substantially similar in material respects to the CCM Sub-Advisory Agreement.  The fee payable to ARI by Dreyfus under the ARI Sub-Advisory Agreement is the same as the fee that was payable by Dreyfus to CCM under the CCM Sub-Advisory Agreement, and the scope of services that ARI is required to provide in managing its allocated portion of the Fund's portfolio pursuant to the ARI Sub-Advisory Agreement is the same as the scope of services formerly provided by CCM in managing its allocated portion of the Fund's portfolio pursuant to the CCM Sub-Advisory Agreement.
The ARI Sub-Advisory Agreement provides that, subject to the supervision and approval of Dreyfus and the Board, ARI provide investment management of the portion of the Fund's assets allocated to it.  ARI, among other duties, will obtain and provide investment research and supervise the Fund's investments with respect to the portion of the Fund's assets allocated to it and will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets allocated to it, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others.  ARI also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's assets.  The ARI Sub-Advisory Agreement provides that ARI shall exercise its best judgment in rendering services to the Fund and that ARI will not be liable for any error of judgment or mistake of law or for any loss suffered by the Company, the Fund, the Fund's shareholders or Dreyfus, except by reason of willful misfeasance, bad faith or gross negligence in the performance of ARI's duties, or by reason of ARI's reckless disregard of its obligations and duties, under the ARI Sub-Advisory Agreement.
The ARI Sub-Advisory Agreement provides that ARI be compensated based on the average daily net assets of the Fund allocated to ARI.  ARI is compensated from the management fee that Dreyfus receives from the Fund.  ARI will bear all expenses it incurs in connection with its activities under the ARI Sub-Advisory Agreement.  All other expenses to be incurred in the operation of the Fund (other than those borne by Dreyfus) will be borne by the Fund.
The ARI Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) Dreyfus on not more than 60 days' notice to ARI; (ii) the Board or by vote of the holders of a majority of the Fund's outstanding voting securities on not more than 60 days' notice to ARI; or (iii) ARI on not less than 90 days' notice to the Company and Dreyfus.  The ARI Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.  In addition, the ARI Sub-Advisory Agreement provides that it will terminate if the Management Agreement terminates for any reason.
Considerations of the Board
At the September Meeting, the Board discussed the Transaction with representatives of Dreyfus and EACM, as well as the terms of the ARI Sub-Advisory Agreement and the implications, if any, that the closing of the Transaction would have for ARI's performance as a sub-adviser to the Fund.  At the September Meeting, representatives of Dreyfus confirmed that there would be no change in the investment process for managing ARI's allocated portion of the Fund's investment portfolio as a result of the Transaction.
At the September Meeting, Dreyfus recommended the approval of the ARI Sub-Advisory Agreement, pursuant to which ARI would serve as a sub-adviser to the Fund.  The recommendation for the approval of the ARI Sub-Advisory Agreement was based on the following considerations, among others:  (i) the Transaction was not expected to have a material impact on the nature, extent or quality of the sub-investment advisory services provided to the Fund; (ii) the CCM personnel who have been principally responsible for managing the allocated portion of the Fund's investment portfolio would each continue to serve in their capacities with respect to the management of the allocated portion of the Fund's assets as employees of ARI following the Transaction; and (iii) the terms of the ARI Sub-Advisory Agreement were substantially similar in material respects to the terms of the CCM Sub-Advisory Agreement.  The Board also considered the fact that Dreyfus expressed confidence in ARI and its investment management capabilities.
At the September Meeting, the Board, including a majority of the Independent Directors, considered and approved the ARI Sub-Advisory Agreement.  In determining whether to approve the ARI Sub-Advisory Agreement, the Board considered the materials prepared by Dreyfus and EACM received in advance of the November 2-3, 2015 Board meeting and the September Meeting and other information, which included:  (i) a copy of a form of the ARI Sub-Advisory Agreement; (ii) information regarding the Transaction and Dreyfus' rationale for retaining ARI following the closing of the Transaction; (iii) information regarding the investment process employed by CCM and to be employed by ARI upon the consummation of the Transaction; (iv) information regarding ARI's reputation, investment management business, personnel and operations, and the effect that the Transaction may have on ARI's business and operations; (v) information regarding ARI's brokerage and trading policies and practices; (vi) information regarding the level of sub-investment advisory fees charged by ARI; (vii) information regarding CCM's historical performance returns managing its allocated portion of the Fund's portfolio, including information comparing that performance to a relevant index; and (viii) ARI's Form ADV.  At a subsequent meeting held in September 2016, the Board, including a majority of the Independent Directors, considered and approved ARI's compliance program.  The Board also considered the substance of discussions with representatives of Dreyfus and EACM at the November 2-3, 2015 Board meeting and with representatives of Dreyfus at the September Meeting.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.
Nature, Extent and Quality of Services to be Provided by ARI.  In examining the nature, extent and quality of the services that had been furnished by CCM to the Fund under the CCM Sub-Advisory Agreement, and were expected to be provided by ARI to the Fund under the ARI Sub-Advisory Agreement, the Board considered:  (i) ARI's organization, history, reputation, qualification and background, as well as the qualifications of its personnel and the CCM personnel joining ARI; (ii) the expertise of the CCM personnel joining ARI in providing portfolio management services to the Fund and the performance history of CCM's allocated portion of the Fund's portfolio; (iii) ARI's investment strategy for the Fund; (iv) the previous performance of CCM relative to unmanaged indices; and (v) ARI's compliance program.  The Board also considered the review process undertaken by Dreyfus and Dreyfus' favorable assessment of the nature and quality of the sub-investment advisory services provided by CCM and expected to be provided to the Fund by ARI after consummation of the Transaction.  The Board also noted that the portfolio management team of CCM was expected to operate in the same manner with respect to the management of the allocated portion of the Fund's assets as employees of ARI after the consummation of the Transaction.  The Board concluded that the Fund and its shareholders would continue to benefit from the quality and experience of these investment professionals.  Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the sub-investment advisory services to be provided by ARI under the ARI Sub-Advisory Agreement, as well as ARI's ability to render such services based on its operations and resources and the experience of the investment team members at CCM that became employees of ARI, were adequate and appropriate for the Fund in light of the Fund's investment objective, and supported a decision to approve the ARI Sub-Advisory Agreement.
Investment Performance.  The Board considered CCM's investment performance in managing its allocated portion of the Fund's portfolio prior to the Transaction as a factor in evaluating the services to be provided by ARI under the ARI Sub-Advisory Agreement after the consummation of the Transaction.  The Board compared this historical performance to a relevant benchmark and concluded that CCM's historical performance record in managing its allocated portion of the Fund's investment portfolio, when considering that CCM's investment professionals would continue to manage the allocated portion of the Fund's assets as employees of ARI after the consummation of the Transaction and when viewed together with the other factors considered by the Board, supported a decision to approve the ARI Sub-Advisory Agreement.
Costs of Services to be Provided and Profitability.  The Board considered the proposed fee payable under the ARI Sub-Advisory Agreement, noting that the proposed fee would be paid by Dreyfus and, thus, would not impact the fees paid by the Fund.  The Board recognized that, because ARI's fee would be paid by Dreyfus, and not the Fund, an analysis of profitability was more appropriate in the context of the Board's consideration of the Management Agreement and, therefore, the Board received and considered a profitability analysis of Dreyfus and its affiliates.  The Board noted that the fee payable to ARI by Dreyfus under the ARI Sub-Advisory Agreement was the same as that payable to CCM under the CCM Sub-Advisory Agreement and, thus, approval of the ARI Sub-Advisory Agreement had no impact on Dreyfus' profitability.  The Board concluded that the proposed fee payable to ARI by Dreyfus with respect to the assets to be allocated to ARI in its capacity as sub-adviser was appropriate and Dreyfus' profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by Dreyfus and ARI under the ARI Sub-Advisory Agreement.
Economies of Scale to be Realized.  The Board recognized that, because ARI's fee would be paid by Dreyfus, and not the Fund, an analysis of economies of scale was more appropriate in the context of the Board's consideration of the Management Agreement.  Accordingly, consideration of economies of scale with respect to ARI was not relevant to the Board's determination to approve the ARI Sub-Advisory Agreement.
The Board also considered whether there were any ancillary benefits that would accrue to ARI as a result of ARI's relationship with the Fund.  The Board concluded that ARI may direct Fund brokerage transactions to certain brokers to obtain research and other services.  However, the Board noted that ARI was required to select brokers who met the Fund's requirements for seeking best execution, and that Dreyfus monitored and evaluated ARI's trade execution with respect to Fund brokerage transactions on a quarterly basis and provided reports to the Board on these matters.
In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-investment advisory agreements.
After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, including a majority of the Independent Directors, with the assistance of independent legal counsel, approved the ARI Sub-Advisory Agreement for the Fund.
GENERAL INFORMATION
Other Fund Service Providers
MBSC Securities Corporation ("MBSC"), a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as distributor (i.e., principal underwriter) of the Fund's shares pursuant to a distribution agreement between the Company and MBSC.
The Bank of New York Mellon, an affiliate of Dreyfus, located at One Wall Street, New York, New York 10286, serves as the Fund's custodian.
Dreyfus Transfer, Inc., a wholly-owned subsidiary of Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as the Fund's transfer and dividend disbursing agent.
Payments to Affiliated Brokers
During the Fund's most recent fiscal year ended May 31, 2016, the Fund did not pay any commissions to affiliated brokers.
Certain Beneficial Ownership
As of September 27, 2016, the Fund had 26,299,069.053 total shares of common stock issued and outstanding.  Set forth below is information as to those shareholders known by the Company to own of record or beneficially 5% or more of the indicated class of the Fund's outstanding voting shares as of September 27, 2016.
Name and Address	Amount of Outstanding Shares Held	Percentage of Outstanding Shares of Class Held

Class A

UBS WM USA 499 Washington Boulevard Jersey City, NJ 07310-1995	84,648.748	53.3362%

National Financial Services Attn.: Mutual Funds Department, 4th Floor 499 Washington Boulevard Jersey City, NJ 07310	14,353.162	9.0438%

American Enterprise Investment Services 2003 Ameriprise Financial Center Minneapolis, MN 55474-0020	12,861.216	8.1037%

Class C

Pershing LLC P.O. Box 2052 Jersey City NJ 07303-2052	9,254.110	61.1906%

Raymond James Financial Inc. 880 Carillon Parkway Saint Petersburg, FL 33716-1102	2,168.704	14.3400%

UBS WM USA 499 Washington Boulevard Jersey City, NJ 07310-1995	1,739.405	11.5014%

American Enterprise Investment Services 707 2nd Avenue South Minneapolis, MN 55402-2405	1,638.004	10.8309%

Class I

Charles Schwab & Company, Incorporated Attn.: Mutual Funds 101 Montgomery Street San Francisco, CA 94104-4151	116,836.650	23.2210%

PIMS/Prudential Retirement 52 Sunrise Park Road New Hampton, NY 10958	86,128.745	17.1179%

Wells Fargo Bank NA P.O. Box 560067 Charlotte, NC 28256-3957	60,512.723	12.0268%

National Financial Services Attn.: Mutual Funds Department, 4th Floor 499 Washington Boulevard Jersey City, NJ 07310	59,172.435	11.7604%

SEI Private Trust Company Attn.: Mutual Funds Department 1 Freedom Valley Drive Oaks, PA 19456	35,537.325	7.0630%

Pershing LLC P.O. Box 2052 Jersey City, NJ 07303-2052	26,672.455	5.3011%

Class Y

SEI Private Trust Company Attn.: Mutual Funds Department 1 Freedom Valley Drive Oaks, PA 19456	24,843,289.966	97.1908%

Under the 1940 Act, a shareholder that beneficially owns, directly or indirectly, more than 25% of the Fund's outstanding voting securities may be deemed a "control person" (as defined in the 1940 Act) of the Fund.
As of September 27, 2016, Robin A. Melvin, a Director of the Company, beneficially owned 3,584.368 Class A shares of the Fund, representing 2.26% of the outstanding Class A shares of the Fund.  As of September 27, 2016, none of the other Directors or officers of the Company owned any of the Fund's outstanding shares of common stock.
OTHER MATTERS
Under the proxy rules of the SEC, shareholder proposals meeting requirements contained in those rules may, under certain conditions, be included in the Fund's proxy materials for a particular meeting of shareholders.  One of these conditions relates to the timely receipt by the Fund of any such proposal.  Since the Fund does not have regular annual meetings of shareholders, under these rules, proposals submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made.  The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.